EXHIBIT 10.37

December 22, 1998

Mr. Steven A. Minter

Executive Director and President

The Cleveland Foundation

1422 Euclid Avenue

Suite 1400

Cleveland, OH 44115

Dear Steve:

As you know, I have informed you and the other members of the Board of Directors of Consolidated Natural Gas Company (“CNG” or the “Company”) of my intention to retire from CNG on August 1, 2000 (“Retirement Date”). Consequently, the Board has initiated a search for a new CEO for CNG.

Of course, the Board and I share a desire to make the leadership transition process as smooth and successful as possible. To that end, you (as chair of the Board’s Human Resources Committee) and I have discussed a number of matters regarding my responsibilities at CNG during this period, and my compensation and benefits during the period of transition and thereafter. As I have advised you, the terms of my continued employment by CNG through my Retirement Date are important to me and my family for many reasons, including the vesting of my pension and stock options. Likewise, it is important to CNG for me to remain employed with CNG through my Retirement Date, and CNG wants to provide inducements to me for my continued employment.

The purpose of this letter is to set forth our mutual understanding as to our agreement on all these matters.

(1) I will retain my title and position of Chairman of the Board and CEO of the Company until (a) my Retirement Date, (b) the Board selects my successor, or (c) the Board eliminates my position, whichever first occurs. As Chairman of the Board and CEO, I will continue to have responsibilities equivalent to those of chairmen of boards and CEOs of other Fortune 500 companies, including oversight of the Company’s business, participation in top level strategy decisions and chairing meetings of the Company’s Board. I will continue to serve my current term as a member of the Board, and I will resign from the Board as of my Retirement Date. If the Board selects my successor, relieves me of my duties as Chairman, or eliminates my position prior to my Retirement Date, until my Retirement Date, I will continue to be treated as a senior executive officer, occupy the same or equivalent office space and be provided with the current level of secretarial and administrative assistance, including but not limited to support and assistance in my position as Chairman of the Convergence Study of the Consumer Energy Council of America.

(2) Until my Retirement Date, I will continue to be compensated at a base compensation of no less than Seven Hundred Thousand Dollars ($700,000) per year, and commencing in 1999, I will receive a minimum annual increase of five (5%) per cent of my base compensation or the same average percentage increase in base compensation as received by the other senior executive officers, whichever is greater. Also, I will continue to be provided with the company car, reimbursement for dues and membership fees at Allegheny Country Club and the Duquesne Club, and I will receive all the benefits and incentive programs provided and/or offered to the other senior executive officers by the Company including, vacation, group health and disability insurance programs, reimbursement for financial counseling services, executive physical examinations, any early retirement incentive programs, etc. In addition, I will continue to receive incentive compensation under CNG’s short-term incentive plan at a minimum of “target” (sixty 60%) per cent of base compensation). My vested options under the current long term incentive plan will be exercisable for ten years from the date of the grant. The holding period requirement for restricted stock under the current long term incentive plan will be removed for my stock on my Retirement Date. Until my Retirement Date, I will participate in any new incentive plans on a pro rata basis based upon the number of quarters between the effective date of the plan and my Retirement Date and the total number of quarters during the term of the plan(s). I will receive vesting of performance shares and stock options provided under any new incentive plans on a pro rata basis based upon the number of quarters between the effective date of the plan and my Retirement Date and the total number of quarters during the term of the plans. For purposes of calculating the number of quarters, any portion of a quarter included within such period will be deemed to be a full quarter.

(3) In the event of my death prior to my Retirement Date, the Company shall be obligated to pay my estate or designated beneficiary the compensation and benefits to which I am entitled until my Retirement Date, including, but not limited to, the compensation and benefits provided in this agreement, and to provide any applicable family health insurance and all other benefits normally provided to survivors of senior executives of the Company until my Retirement Date, and to provide all other applicable benefits under any life insurance policies provided by the Company and all benefits payable pursuant to any retirement plans.

(4) In the event that I become permanently disabled, mentally or physically, as determined by a physician selected by the Company, my employment with the Company will continue until my Retirement Date, and the Company shall be obligated to provide the compensation and benefits to which I am entitled, to provide any applicable family health insurance and all other benefits normally provided to families of senior executives until my Retirement Date, including, but not limited to, the compensation and benefits provided in this agreement.

(5) After my Retirement Date or upon my resignation pursuant to paragraph 8) of this agreement, CNG will provide me an executive office in its headquarters office building, or comparable office space at or near 625 Liberty Avenue, Pittsburgh, Pennsylvania, together with routine clerical assistance, telephone and fax service, and financial counseling equivalent to the current financial counseling provided, free of cost for my lifetime. CNG will also provide me a parking space at CNG Tower or a similar location near CNG Tower, free of cost for my lifetime. CNG will also reimburse me for all reasonable and necessary expenses incurred on behalf of CNG, and all reasonable and necessary expenses incurred in furtherance of my duties and participation with the Consumer Energy Council of America and the American Gas Association.

6) After my Retirement Date or upon my resignation pursuant to paragraph (8) of this agreement, at my option, CNG will sell to me the Buick Park Avenue which the Company has leased for me. In the event that I elect to purchase this car, the purchase price will be the fair market value of the car at the time of the transfer as determined by the wholesale value of the car as listed in the Blue Book.

(7) Except as permitted by the Board or as required by law, after retirement I will not disclose any confidential knowledge or information of the Company or any of its subsidiaries, unless such knowledge or information becomes generally known in the industry through no fault of my own.

(8) If prior to my Retirement Date, I am relieved of my duties as Chairman or if my position as Chairman is eliminated or if my responsibilities and/or treatment as a senior executive officer as described in paragraph (1) of this agreement are reduced for any reason other than my death or disability, I may elect to resign prior to August 1, 2000, and after my resignation the Company will pay me all of the compensation and benefits to which I am entitled as if my employment had continued until August 1, 2000, including, but not limited to, the compensation and benefits provided in this agreement, including all post-retirement benefits, and commencing on the first day of the month following the date of such termination, the Company will pay to me the difference between what my monthly benefit would have been under the System Pension Plan of Consolidated Natural Gas Company and Its Participating Subsidiaries For Employees Who Are Not Represented By A Recognized Union (“System Pension Plan”) and the Unfunded Supplemental Benefit Plan For Employees of Consolidated Natural Gas Company and Its Participating Subsidiaries For Employees Who Are Not Represented By A Recognized Union (collectively the “Plans”) had my employment continued through July 31, 2000 and my actual benefit under said Plans at the time of the termination of my employment with the Company (the “Early Termination Differential”). For purpose of calculating the Early Termination Differential, in determining my benefit under said Plans as if my employment had continued through July 31, 2000, my base annual salary will be the greater amount between my actual base annual salary on the day of the termination of my employment or my current base annual salary plus five (5%) per cent increases on March 1, 1999 and March 1, 2000 ($771,750). The form of Early Termination Differential payable by the Company to me will be identical to the form of benefit elected by me under the System Pension Plan as of my actual termination date. The Early Termination Differential will be paid to me during my lifetime and, if I elected a joint and survivor annuity under the System Pension Plan, the Early Termination Differential, appropriately reduced if necessary under the System Pension Plan based upon said election, will continue to be paid to my surviving spouse for her lifetime.

(9) This agreement is intended to expand upon my compensation and benefits, and nothing in this agreement is intended to, or shall be interpreted to, reduce any compensation or benefit to which I or my family members, legal representatives or heirs are or will become entitled, or affect the terms and conditions of any benefit, pension or incentive plan, including, but not limited to, the Agreement dated December 12, 1995 between me and CNG, which will remain in full force and effect until it expires by its own terms, or unless with my consent said agreement is amended or superseded by another agreement. Moreover, if, prior to my Retirement Date, the Company offers or provides enhancements to such agreements and/or plans, and/or additional agreements or benefits plans, then I will be entitled to and/or may elect to include such enhancements in those agreements and/or plans and/or elect to participate in and receive the benefits of any new agreements or benefit plans.

(10) CNG agrees to reimburse all legal fees, accounting fees and tax advisor fees and expenses which I incur in connection with the negotiation and preparation of this agreement, up to a maximum of $10,000. Also, the Company will reimburse me for any excise taxes on severance benefits that are considered excess parachute payments under the Internal Revenue Code of 1986, as amended.

(11) This agreement shall be binding on CNG and its successors and assigns and shall inure to the benefit of me, my heirs, personal representatives, successors and assigns.

(12) This agreement is made and entered into in the Commonwealth of Pennsylvania, and shall in all respects be interpreted, enforced and governed under the laws of said Commonwealth.

If the foregoing correctly states our understanding and agreement, please so indicate by signing both copies of this letter in the space indicated, thereby evidencing CNG’s intent to be legally bound by this agreement, and return one copy to me.

Very truly yours,

/s/ George A. Davidson, Jr.
George A. Davidson, Jr.

Accepted and agreed to,

this 23rd day of December, 1998.

Consolidated Natural Gas Company

By:	/s/ Steven A. Minter
Steven A. Minter

January 8, 1999

Mr. Steven A. Minter

Executive Director and President

The Cleveland Foundation

1422 Euclid Avenue

Suite 1400

Cleveland, OH 44115

Dear Steve:

Re: Letter Agreement dated December 22, 1998

You have requested that I confirm our understanding with respect to three aspects of the December 22, 1998, letter agreement between us.

First, the third sentence of numbered paragraph (2) of that agreement provides that until my Retirement Date, I will continue to receive short-term incentive compensation at a minimum of the target rate of sixty percent of base compensation. This will confirm our intention that such incentive compensation would be payable only if the payment of short-term incentive compensation to CNG executives generally is triggered under, and pursuant to, the company’s short-term incentive plan.

Secondly, we agree that the office space, parking space, clerical support and financial counseling referred to in numbered paragraph (5) of that agreement is to be provided to me at my request only. Likewise, it is our intention that to the extent that I request any of these benefits, they will be provided at no cost to me, including any income taxes which may be payable by me as a result of my receipt of the benefits. Accordingly, CNG will reimburse me for all income taxes, if any, which I may be required to pay as a result of receiving these benefits, including the reimbursement for payment of any income taxes on the benefits pursuant to this provision.

Thirdly, with respect to the provisions of numbered paragraph (10) of that agreement, it is our intent that I will cooperate with CNG to avoid causing benefits under that agreement to become excess parachute payments under the Internal Revenue Code of 1986, as amended.

These interpretations of provisions of our December 22, 1998, agreement confirm our intention with regard thereto in all respects, the December 22, 1998 agreement remains in full force and effect. Please indicate your concurrence by signing both copies of this letter in the space provided.

Very truly yours,

/s/ George A. Davidson, Jr.
George A. Davidson, Jr.

Accepted and agreed to

this 12th day of January, 1999

By:	/s/ Steven A. Minter
Steven A. Minter

DEFERRED COMPENSATION AGREEMENT

This Deferred Compensation Agreement (“Agreement”) between George A. Davidson, Jr. (“Mr. Davidson”), and Dominion Resources, Inc., a Virginia corporation (“Dominion”) is entered into as of February 26, 2008 (the “Effective Date”). This Agreement is intended to replace paragraph (5) of the letter agreement between Mr. Davidson and Consolidated Natural Gas Company dated December 22, 1998 (the “1998 Agreement”) as subsequently amended by a letter agreement between Mr. Davidson and Consolidated Natural Gas Company dated January 8, 1999 (the “1999 Agreement”) (the 1998 Agreement and the 1999 Agreement are referred to collectively as the “Prior Agreements”). Consolidated Natural Gas Company was a wholly-owned subsidiary of Dominion prior to its merger into Dominion effective June 30, 2007.

RECITALS

A. Mr. Davidson was the chief executive officer of Consolidated Natural Gas Company when the Prior Agreements were entered into.

B. The payments under paragraph (5) of the 1998 Agreement and the third paragraph of the 1999 Agreement were deferred compensation payable with respect to past services provided by Mr. Davidson to Consolidated Natural Gas Company as an executive and were part of an overall agreement relating to his retirement from such position.

C. Because of changed circumstances with Dominion in its Pittsburgh office and for other reasons, this Executive Deferred Compensation Agreement with Mr. Davidson is intended to change the form of payment of Dominion’s obligation under paragraph (5) of the 1998 Agreement and the third paragraph of the 1999 Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

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1. Effective as of February 26, 2008, paragraph (5) of the 1998 Agreement shall be amended to read as follows:

“(5) Dominion will pay me an amount annually for my lifetime payable January 1 of each year. The initial annual amount shall be $40,000, beginning as of January 1, 2008. The initial annual amount shall be adjusted each year beginning in 2009 for the increase in the average consumer price index (used for purposes of adjusting benefits payable under the Federal Social Security Act) for the prior calendar year.”

2. Effective as of February 26, 2008, the third paragraph of the 1999 Agreement relating to certain tax reimbursements is deleted and is of no further effect.

3. The terms of this Agreement are intended to comply with the applicable provisions of Sections 409A(a)(2) through (4) of the Internal Revenue Code, and shall be interpreted to the extent context reasonably permits in accordance with this intent.

4. Except as expressly provided in this Agreement, all other provisions of the Prior Agreements remain in full force and effect.

TO EVIDENCE THEIR AGREEMENT to the foregoing, the parties have executed this amended and restated Agreement the day and year first above written.

DOMINION RESOURCES, INC.

/s/ George A. Davidson, Jr. George A. Davidson, Jr.	By /s/ Thomas F. Farrell, II Name Thomas F. Farrell, II Its Chairman, President and Chief Executive Officer

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